 Exhibit 1.1

Corporation Name Corporation Name	Niihara International, Inc.
Initial Street Address of Principal Office of Corporation Principal Address	24 COVERED WAGON LN. ROLLING HILLS ESTATES, CA 90274
Initial Mailing Address of Corporation Mailing Address Attention	24 COVERED WAGON LN. ROLLING HILLS ESTATES, CA 90274 Yutaka Niihara
Agent for Service of Process Agent Name Agent Address	Yutaka Niihara 24 COVERED WAGON LN. ROLLING HILLS ESTATES, CA 90274
Shares The total number of shares the corporation is authorized to issue is: 100,000,000 Does the corporation have more than one class or series of shares? No

Purpose Statement

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Additional information and signatures set forth on attached pages, if any, are incorporated herein by reference and made part of this filing.

Electronic Signature

☒     By checking this box, I acknowledge that I am electronically signing this document as the incorporator of the Corporation and that all information is true and correct.

Steve Gribben                                  08/24/2023

Incorporator Signature                    Date

B2057-6010 08/24/2023 12:01 PM Received by California Secretary of State